                                                                    EXHIBIT 12


                               ABBOTT LABORATORIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                              (Millions of Dollars)

                                                             THREE MONTHS ENDED
                                                               MARCH 31, 1995
                                                             ------------------
Net Earnings                                                       $    417

Add (deduct):
   Income taxes                                                         175
   Capitalized interest cost, net
      of amortization                                                    (2)
   Minority interest                                                      5
                                                                   --------

   Net earnings as adjusted                                        $    595
                                                                   --------


Fixed Charges:
   Interest on long-term and
      short-term debt                                              $     14
   Capitalized interest cost                                              5
   Rental expense representative
      of an interest factor                                               6
                                                                   --------

Total Fixed Charges                                                      25
                                                                   --------

Total adjusted earnings available for
   payment of fixed charges                                        $    620
                                                                   --------
                                                                   --------

Ratio of earnings to fixed charges                                     24.8
                                                                   --------
                                                                   --------

NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.